EXHIBIT 99.1

QUESTCOR PHARMACEUTICALS, INCORPORATED
Moderator: James Fares
05-10-05/10:00 am CT
Confirmation #5841049

QUESTCOR PHARMACEUTICALS, INCORPORATED

Moderator: James Fares
May 10, 2005
10:00 am CT

Operator:	Good morning, my name is (Miles). And I will be your conference facilitator today. At this time I would like to welcome everyone to the Questcor First Quarter Earnings Conference Call.

All lines have been placed on mute to prevent any background noise. After the speaker’s remarks, there will be a question and answer period. If you would like to ask a question during this time, simply press star then the number one on your telephone keypad.

If you would like to withdraw your question, press star and then the number two on your telephone keypad. During this conference call except for the disclosed historical information, the officers of Questcor Pharmaceuticals, Inc. may make forward-looking statements that involve risks and uncertainties.

Such statements are subject to certain factors which may cause Questcor’s results to differ from those reported herein. Factors that may cause such differences include but are not limited to Questcor’s ability to accurately forecast and create the demand for each of its products, the gross margins achieved from the sale of those products, Questcor’s ability to enforce its

QUESTCOR PHARMACEUTICALS, INCORPORATED
Moderator: James Fares
05-10-05/10:00 am CT
Confirmation #5841049

exchange policy, the accuracy of the prescription data purchased from independent third parties by Questcor, the sell through by Questcor’s distributors, the inventories carried by Questcor’s distributors, and the expenses and other cash needs for the upcoming periods, Questcor’s ability to obtain finished goods from its sole source contract manufacturers on a timely basis if at all, Questcor’s need for additional funding, uncertainties regarding Questcor’s intellectual property and other research development, marketing, and regulatory risks and to the ability of Questcor to implement its strategy and acquire products and if acquired to market them successfully, as well as the risks discussed in Questcor’s report on Form 10K for the calendar year ended December 31, 2004 and other documents filed with the Securities and Exchange Commission.

The risk factors and other information contained in these documents should be considered in evaluating Questcor’s prospects and future financial performance. During this conference call, the officers of Questcor will be referring to certain non-GAAP financial measures.

A reconciliation of these non-GAAP financial measures to financial measures calculated and presented in accordance with GAAP can be found in the company’s 2005 first quarter earnings press release dated May 10, 2005 which is posted on the company’s web site at www.questcor.com under the heading, Latest News. At this time I would like to introduce Mr. Jim Fares, President and CEO of Questcor Pharmaceuticals. Mr. Fares, you may begin your presentation.

Jim Fares:	Thank you, (Miles).Good morning everyone. This is Jim Fares, President and Chief Executive Officer of Questcor Pharmaceuticals. Thank you for joining us on our conference call for the first quarter of 2005.

QUESTCOR PHARMACEUTICALS, INCORPORATED
Moderator: James Fares
05-10-05/10:00 am CT
Confirmation #5841049

With me today are Barbara McKee, Questcor’s Director of Finance and Principal Accounting Officer; Steve Cartt, Questcor’s Executive Vice President for Commercial Development; Dr. Reinhard Koenig, Vice President of Clinical and Product Development; Dave Medeiros, Vice President of Manufacturing; and Craig Chambliss, Vice President of Sales and Marketing.

Craig joined the Questcor team a week ago and we are pleased to have Craig at the helm of our sales and marketing efforts.

On this morning’s call we will discuss Questcor’s financial results for the first quarter of 2005 including as compared with the first quarter of 2004, revenue and expense trends in 2005 including as compared with the fourth quarter of 2004, and a brief outlook for the remainder of 2005. Then we will open up the call for your questions.

Financial results for the first quarter of 2005. Net income for the first quarter of 2005 was $153,000 compared with net income of $270,000 in the first quarter of 2004. Net income was lower primarily due to $211,000 in severance related costs in the first quarter of 2005.

Net loss applicable to common shareholders for the first quarter of 2005 was $99,000 which compared with net income applicable to common shareholders of $98,000 in the first quarter of 2004. The net loss applicable to common shareholders for the first quarter of 2005 includes an $84,000 non-cash deemed dividend on the company’s Series B Preferred Stock which resulted from the extension of the expiration date on warrants issued in connection with the Series B Preferred Stock.

Operating expenses in the first quarter of 2005 were lower than in the first quarter of 2004. Spending was lower in most expense categories and

QUESTCOR PHARMACEUTICALS, INCORPORATED
Moderator: James Fares
05-10-05/10:00 am CT
Confirmation #5841049

significantly lower on overall marketing programs and on H.P. Acthar Gel manufacturing site transfer expenses.

Total revenue for the first quarter of 2005 was $4,498,000 compared with total revenue of $5,148,000 in the first quarter of 2004. Gross product sales were slightly higher in the first quarter of 2005 compared with the first quarter of 2004. Increased reserves for Medicaid rebates and for returns under Questcor’s credit memorandum policy which was initiated in the second quarter of 2004 contributed to lower net product sales and total revenue in the first quarter of 2005 as compared with first quarter of 2004.

Strong net product sales of Acthar and lower operating costs contributed to Questcor achieving net income before dividends and non-cash deemed dividend related to the Series B Preferred Stock in the first quarter of 2005. In addition, we reported positive EBITDA for the quarter.

We have provided a reconciliation of EBITDA to net income, which is the most directly comparable GAAP measure, in our earnings press release that was issued earlier today and which can be found on our web site at www.questcor.com.

We also ended the quarter with a cash position of $8.2 million, and we were able to improve our capital structure by retiring all of our convertible debentures in cash in April 2005. This reduction in debt allowed us to avoid dilution to our shareholders. We also reached an agreement with our Series B Preferred Shareholders during the first quarter to eliminate cash payments of the quarterly dividend through the quarter ending December 31, 2005.

As most of you know, our four principal products are Acthar, Nascobal, Ethamolin, and Glofil. First quarter net product sales of Acthar decreased

QUESTCOR PHARMACEUTICALS, INCORPORATED
Moderator: James Fares
05-10-05/10:00 am CT
Confirmation #5841049

slightly as compared with fourth quarter 2004 as the increase experienced in Acthar sales volume was not sustained beyond February 2005.

Net product sales of Nascobal in the first quarter of 2005 decreased as compared with the previous quarter. We believe this to be primarily a result of a reduction in inventories held by our wholesaler customers and partly as a result of lower demand.

Ethamolin sales increased substantially in the first quarter of 2005 as compared with the fourth quarter of 2004.

During the first quarter, Questcor initiated a number of cost reductions. Our recent change in focus has allowed us to focus our sales and marketing resources in one therapeutic area. This has resulted in reduced sales and marketing expense. Overall operating expenses were lower in the first quarter of 2005 than in the first quarter of 2004 principally as a result of lower site transfer costs and product stability testing costs and the inclusion in fourth quarter 2004 of expense related to the write off of impaired goodwill partially offset by higher professional fees, severance costs, and higher expense on sub-leased facilities.

Outlook for 2005. In the remainder of 2005 we expect to focus our sales and marketing efforts on the promotion of Acthar as part of our new therapeutic focus on products that treat central nervous system diseases and disorders. This will enable us to focus like a true specialty pharmaceutical company.

We will be able to call on a limited segment of physicians, the neurologists, and put effective resources behind our product. We expect our new focus on Acthar and neurology, particularly with neurologists who treat multiple sclerosis, to have a positive impact on sales. We will also focus our efforts on

QUESTCOR PHARMACEUTICALS, INCORPORATED
Moderator: James Fares
05-10-05/10:00 am CT
Confirmation #5841049

creating awareness of Acthar with physicians who have not prescribed the product recently but were previous prescribers.

We will also focus our resources on acquiring, licensing, and developing products for CNS disorders. Our initiation of these efforts for CNS products will fit our capital structure and we intend to avoid dilution to our shareholders. We intend to fund these activities from the divestiture of non-core assets and existing cash flow. There are select development opportunities, product acquisitions, and potential licensing deals that would fit these criteria.

We also intend to continue controlling operating expenses. We will accomplish this by effectively targeting marketing programs and expenses within neurology. By focusing in one specialty area we can limit dollars spent but expend these dollars more effectively.

We will also continue to closely monitor all G&A expenses. We expect these changes to allow us to implement our business strategy of developing and commercializing CNS products. With that we will open up the call to questions. Operator.

Operator:	At this time, ladies and gentlemen, I would like to remind everyone. If you would like to ask a question, please press star and the number one on your telephone keypad. Again if you would like to ask a question at this time, press star and the number one on your touchtone telephone keypad.

We will pause for just a moment to compile the Q&A roster. Your first question comes from the line of Tyson Halsey with Halsey Advisory and Management.

QUESTCOR PHARMACEUTICALS, INCORPORATED
Moderator: James Fares
05-10-05/10:00 am CT
Confirmation #5841049

Tyson Halsey:	Congratulations on a very good quarter. It’s Tyson Halsey of Halsey Advisory and Management. Can you hear me?

Jim Fares:	Yes we can. Thank you.

Tyson Halsey:	I’m not sure whether I missed it. I thought you said you were going to give some guidance on the year.

Jim Fares:	No, we’re not giving guidance for the year.

Tyson Halsey:	Okay. Can you talk about Ethamolin? You mentioned that there seem to be some better trends there. Can you also talk about why Acthar is – saw some sort of slow up after February? And you mentioned that there were a couple of things going on. One is I guess you arranged for – I guess you extended a – well why don’t you answer those two. And then I’ll try to say the next question properly.

Jim Fares:	Sure no problem. Tyson, in terms of Ethamolin, it is a product that’s been in our portfolio for a number of years. We have not actively promoted the product. It’s sort of a small niche product that’s used within gastroenterology. So in terms of the recent increases in that, we have noted over the years that it is a seasonal product. And it looks like we just got a nice uptake in usage over the last couple of quarters.

With regard to Acthar, we mentioned that there was a drop off at the wholesaler level in the area of the United States that we had mentioned previously on our last call which was the Southeast United States. And overall the product revenue and sales actually throughout the U.S. have remained stable. And we anticipate that as we focus our resources on Acthar, that we will see a significant improvement in the sales over time.

QUESTCOR PHARMACEUTICALS, INCORPORATED
Moderator: James Fares
05-10-05/10:00 am CT
Confirmation #5841049

Tyson Halsey:	You mentioned that on your Series B Preferred the cash payments are going to be suspended. What did you have to do to convince your holders of that to allow that to happen? Did you offer them warrants or change that – were there any changes in terms of those preferred?

Jim Fares:	In terms of the Series B, there were two things done. First of all, they held warrants as part of the Series B transaction. And what we did was we extended the date of the warrants for one year. And then the second part of that was in lieu of paying the dividends in cash, the Series B converted those cash payments into shares.

Tyson Halsey:	Okay. As a shareholder under the preceding management, I had come to think that there would be potentially a very sizable market for Nascobal, the new raised formulary that you have. And I was wondering since there has been this shift to focus on Acthar what your plans are with that?

Jim Fares:	Sure, well first of all Acthar, excuse me, Nascobal is a tremendous product. And when we spoke about this product on the last conference call, we talked about being focused therapeutically.

We do feel that Nascobal is still a very termendous to the corporation. And while we are going to be focusing on CNS, we have given Nascobal some limited support. And as we mentioned in our press release, we’ll continue to look at ways to make sure that we maximize the value of Nascobal to the company.

With regard to Acthar, we do feel that we have significant upside within neurology and in particular some areas that we’ve discovered recently such as the MS prescribers. And the MS prescribers, as you know or may not know,

QUESTCOR PHARMACEUTICALS, INCORPORATED
Moderator: James Fares
05-10-05/10:00 am CT
Confirmation #5841049

the product Acthar is indicated for patients with multiple sclerosis exacerbations.

And we will now be bringing that message to the prescribing MS neurologist out in the communities. So we do anticipate to see increased sales with Acthar in that segment and just overall general awareness of the product going forward.

Tyson Halsey:	I’m sure there are some other people. I have more questions. But why don’t I pass so we see if there are other people on the queue.

Jim Fares:	Thank you, Tyson.

Tyson Halsey:	Thank you.

Operator:	Thank you, Mr. Halsey. Your next question, Mr. Fares, comes from the line of Ronald Urvater with Capital Partners.

Ronald Urvater:	Yes good morning everybody. I just wanted to follow up. I was – you sort of half answered my question on Acthar. But I wanted to go into a little bit more detail. Under previous management, there was a lot of discussion I think about the bigger upside for Acthar being in the multiple sclerosis flare up conditions which are basically acute as opposed to chronic as I understand it.

So can you elaborate a little bit more? What clinical data – when you go out you want to market this product to the neurology community, what data are you going to point to? And are there any plans for any future clinical trials to substantiate this? And on a related basis, just talk a little bit more about to differentiate the market between acute versus chronic multiple sclerosis indication?

QUESTCOR PHARMACEUTICALS, INCORPORATED
Moderator: James Fares
05-10-05/10:00 am CT
Confirmation #5841049

Jim Fares:	Ronald, yes essentially that’s quite a few medical questions. So we do have Dr. Reinhard Koenig here who has worked very closely with our commercial team. And so I’ll have Dr. Koenig answer your question.

Ronald Urvater:	Okay, thank you.

Reinhard Koenig:	Yes hello. The treatment of multiple sclerosis flare ups can be done with several different therapeutic classes of drugs. A mainstay of treatment of multiple sclerosis flare up has been for the last 20 to 30 years either cortical steroids or ACTH.

ACTH started becoming popular in the 60’s, 70’s and later on was replaced by other therapeutic regimens. However there is still a lot of data available that points to the overall safety profile and efficacy in certain of those sub-groups of patients. So we are comfortable that we can go forward and position the product in that indication.

Ronald Urvater:	Without clinical trials?

Reinhard Koenig:	As far as clinical trials are concerned, we are currently evaluating with our group of advisors the future course for generating clinical data. And we will announce those activities as we come closer to making a decision there.

Ronald Urvater:	So just to finish, so if in fact it turns out you would have to undergo or initiate clinical trials, this would I presume then affect your marketing strategy and your financing strategy as well.

QUESTCOR PHARMACEUTICALS, INCORPORATED
Moderator: James Fares
05-10-05/10:00 am CT
Confirmation #5841049

Reinhard Koenig:	The clinical studies that would be contemplated would be Phase IV clinical studies that would not require a huge amount of cash. But that would be financed basically from ongoing revenues.

Ronald Urvater:	I see. All right, thank you. One other just quick question. I’m thinking the last conference call I had asked the question and maybe this is part of your divestiture plan, a product which I was always intrigued by, Emitasol which was for nausea from chemotherapy.

People would take it at home and could take it intra-nasonally. This was always an interesting product. You had acquired it back from Shire and then we never heard anything more about it. Can you comment? Because I asked this last time. Are you going to review this in your portfolio? What your plans are for Emitasol?

Jim Fares:	Ronald, in terms of our overall strategy as we’ve, you know, mentioned we will look at all the products in our portfolio. And obviously Emitasol is not a true CNS product, a central nervous system product. So I would put that product in the class of assets that the company has that we’re evaluating. And we would look to divest of that product if we found an opportunity to realize the full value of the product.

Ronald Urvater:	Okay, thank you very much.

Operator:	Once again ladies and gentlemen, if you would like to ask a question, feel free to press star then the number one on your touchtone telephone keypad. Star one if you would like to ask a question at this time. We’ll now go back to Tyson Halsey’s line of Halsey Advisement and Management. Sir your line is open.

QUESTCOR PHARMACEUTICALS, INCORPORATED
Moderator: James Fares
05-10-05/10:00 am CT
Confirmation #5841049

Tyson Halsey:	We’ll take all the free advertising. The name of the firm is Halsey Advisory and Management. Can you tell us a little about why you – how you can – how you feel comfortable or why you believe that you will be successful, not that I doubt that you won’t be, in acquiring new complimentary products to Acthar in the, what do you call it, the NCS area?

For example, your preceding management bought a lot of different good products and, you know, I’m just trying to get a sense of why you think there’s a real opportunity there. And maybe that’s true with all, you know, specialty pharmaceutical companies. Could you perhaps try to address that and give us some comfort on your future acquisitions and why you think they will be accretive and positive on a going forward basis?

Jim Fares:	Sure I’m going to answer your question rather broadly. And then maybe give you a little bit more specifics. In terms of the model that we’re working on which is the true specialty pharmaceutical model and focusing in one therapeutic area, previously Questcor was really not focused in one area.

So when you look at resources that are expended, when you look at being able to grow products, you need to focus resources in one area, in some cases maybe even two, depending on the size of the company. A company of Questcor’s size really needed to choose what area to focus on and then take a look at their assets and say, which of these products can we, you know, focus on and grow the product.

And that’s what we’re doing as we go forward. When you look at the products in the portfolio today, we have products that are for neurology, that are for gastroenterology, that are family practitioner, general practice products.

QUESTCOR PHARMACEUTICALS, INCORPORATED
Moderator: James Fares
05-10-05/10:00 am CT
Confirmation #5841049

And those are not quite focused enough for a company of our size and with our resources to effectively grow those products. So our overall strategy is to take a look at all the products in the CNS space and look to focus products around Acthar as we go forward.

There are a number of opportunities out there that may be small in nature for most companies and they would not even attract interest from even a mid to large company and even some smaller companies. But when you put those into a portfolio with Acthar and you can leverage all of your assets, your sales and marketing infrastructure, they become very attractive to a company like Questcor. Did that answer your question, Tyson?

Tyson Halsey:	Actually I’m glad that I asked it here. Your response is much clearer than my question. But yes that’s encouraging. So you’ve already identified or you’ve looked at and see a fertile environment for complementary products.

Jim Fares:	Yes. And this management team is very experienced in licensing, acquiring, and commercializing these types of products. So we’re very confident as we go forward.

Tyson Halsey:	That’s great. Looks like you’ve done a bunch of shareholder friendly things and are moving in the right direction. Thanks for your time.

Jim Fares:	Thank you, Tyson.

Operator:	And we now return to the line of Ronald Urvater with Capital Partners.

Ronald Urvater:	Yes thank you. I just wanted to go back one moment since you made the point of featuring Acthar as your primary driver. And if memory serves me I think in terms of the multiple sclerosis market and again large numbers have been

QUESTCOR PHARMACEUTICALS, INCORPORATED
Moderator: James Fares
05-10-05/10:00 am CT
Confirmation #5841049

thrown out previously – thrown out is perhaps not the right word, but presented as a possible scalable opportunity. Given the greater focus you now have on this market and presumably as you’ve just indicated you’re moving into the acute condition flare ups.

What do you estimate to be realistically the kind of market that you think you could be going after over the next two or three or four years on a realistic base? I don’t mean some huge number. But what do you perceive to be your opportunity there in the multiple sclerosis flare up market?

Jim Fares:	Well in terms of, you know, the demographics, the total number of MS patients in the U.S. and Dr. Koenig, do you know that off the top of your head? It’s somewhere in the $2 million or excuse me 2 million patient range world wide. Is that correct? U.S. market is somewhere around 500,000 patients.

So when you look at that and then you look at the condition itself, a high percentage of those patients do have flares on a periodic basis. And there are different kinds or different stages or classifications of multiple sclerosis.

Where we would look at our opportunity would be in the flare area or the exacerbation area. And it’s a large enough opportunity that Medicare actually recently included Acthar on their Part D coverage. So we will look to obviously capitalize on the new Medicare coverage/inclusion of Acthar in the Medicare D part coverage.

We will take the product directly to the MS specialist which in truth very little has been done with them over the last five to ten years. And in doing that we think that we would have a very sizable opportunity. And we think that it would be significantly higher than where the sales are today.

QUESTCOR PHARMACEUTICALS, INCORPORATED
Moderator: James Fares
05-10-05/10:00 am CT
Confirmation #5841049

Ronald Urvater:	Well let me ask you this maybe related question. Would you in fact still be competing with the Betaseron and Copaxone, Rebif and all the MS drugs out there? Or would this be exclusively your own niche area?

Jim Fares:	The – when you look at those products, those products are treating the underlying condition itself. They don’t typically treat the flares. When you look at that segment of the MS market as Dr. Koenig said, you would be looking at various steroid therapies, things like that.

And we would compete in that space. And we have some very decided advantages within the MS offices for this product versus those products. And we will look to capitalize on those advantages within those offices.

Ronald Urvater:	And one last quick question then. Just coming back to Dr. Koenig’s point about Phase IV trials. So if you are ready to go to the market with that as you are right now, are you eligible to actually begin to call the doctors even before the Phase IV studies have been complete?

Jim Fares:	Yes, actually I think there may be a miscommunication there. We are actually indicated for Acthar for exacerbations of multiple sclerosis. We are – yes currently. So we do not need to get a label change or do further clinical studies. What Dr. Koenig was saying is that we will look to do additional Phase IV studies to support the product. And Dr. Koenig would like to make a comment.

Reinhard Koenig:	Yes, let me just elaborate on that a little bit more. Acthar has a valid indication in the treatment of multiple sclerosis flares, number one. Number two, it has a body of clinical data that supported the approval in that indication.

QUESTCOR PHARMACEUTICALS, INCORPORATED
Moderator: James Fares
05-10-05/10:00 am CT
Confirmation #5841049

And my comment earlier was simply to make sure that everybody understands that the company has the intention of expanding that body of data with additional content for Phase IV clinical data that will be used for additional data generation in building the market.

Ronald Urvater:	Okay. I wish you good luck. Thank you very much again.

Jim Fares:	Thank you, Ronald.

Operator:	Once again ladies and gentlemen, if you would like to ask a question at this time, feel free to press star and the number one on your touchtone telephone keypad. Star one if you would like to ask a question at this time. Star one if you would like to ask a question at this time, ladies and gentlemen. Mr. Fares, we have no further questions at this time. Are there any closing remarks?

Jim Fares:	Yes, I just wanted to thank all of you who attended our call. And we’ll look forward to working with you in the future. Thank you very much.

Operator:	Thank you sir. And ladies and gentlemen, we do appreciate your joining us today. This concludes our conference call. And you may now disconnect.

END